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                                                                    Exhibit 23.1




                       CONSENT OF KPMG PEAT MARWICK LLP




THE BOARD OF DIRECTORS
SAMSONITE CORPORATION:


We consent to the use of our report dated March 17, 1998, except as to Note 19, which is as of April 24, 1998, relating to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998, included in the registration statement and incorporated by reference herein, and the related financial statement schedule incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                              /s/ KPMG Peat Marwick LLP


Denver, Colorado
August 21, 1998